                                                                   EXHIBIT 12.01


CERIDIAN CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         2000       1999      1998      1997       1996
(Dollars in millions)

Earnings before income taxes and other items (1)        $ 174.8    $ 233.1   $ 225.8   $ (82.7)   $ 193.4
Less undistributed earnings and non-guaranteed
  losses from less than 50% owned affiliates
  included above                                             --         --        --        --         --
                                                        -------    -------   -------   -------    -------
Total earnings before income taxes and other items        174.8      233.1     225.8     (82.7)     193.4
Add:
Interest expense                                           39.8       24.7       4.3      12.1       10.6
Interest portion of rentals (2)                            15.6       13.7      12.0      13.9       13.7
                                                        -------    -------   -------   -------    -------
Adjusted earnings before income taxes and other items   $ 230.2    $ 271.5   $ 242.1   $ (56.7)   $ 217.7
                                                        =======    =======   =======   =======    =======

Interest expense                                        $  39.8    $  24.7   $   4.3   $  12.1    $  10.6
Interest capitalized                                        2.4        1.7        --        --         --
Interest portion of rentals (2)                            15.6       13.7      12.0      13.9       13.7
                                                        -------    -------   -------   -------    -------
Total fixed charges                                     $  57.8    $  40.1   $  16.3   $  26.0    $  24.3
                                                        =======    =======   =======   =======    =======

Ratio of earnings to fixed charges                         3.98x     6.77x    14.85x                 8.96x
Deficiency                                                                             $ (82.7)

(1) Results include continuing and discontinued operations.

(2) Interest component assumed to be one-third of rental expense.